Exhibit 99.1

Under Armour, Inc.
1020 Hull Street
Baltimore, MD 21230
CONTACTS
Investors:
Alex Pettitt
Under Armour, Inc.
Tel: 410.454.6578
Media:
Diane Pelkey
Under Armour, Inc.
Tel: 410.246.5927

FOR IMMEDIATE RELEASE

UNDER ARMOUR ANNOUNCES PRELIMINARY FINANCIAL RESULTS FOR

FOURTH QUARTER AND FULL YEAR 2008

Baltimore, MD (January 14, 2009) – Under Armour, Inc. (NYSE: UA) today announced preliminary financial results for the fourth quarter and full year ended December 31, 2008.

Based on preliminary estimates for the fourth quarter of 2008, the Company now anticipates net revenues in the range of $179 million to $180 million. Income from operations for the fourth quarter is estimated to be approximately $22 million to $24 million and diluted earnings per share is expected to be in the range of $0.16 to $0.18.

Given these preliminary fourth quarter estimates, the Company now expects full year 2008 revenues in the range of $725 million to $726 million compared with net revenues of $606.6 million in 2007, representing growth of approximately 20%. Full year 2008 income from operations is estimated to be approximately $76 million to $78 million compared with $86.3 million in 2007. Diluted earnings per share for 2008 is anticipated to be in the range of $0.76 to $0.78 compared with $1.05 for the full year in 2007. The Company had previously anticipated 2008 net revenues in the range of $750 million to $765 million and 2008 income from operations in the range of $97.5 million to $104.5 million.

Fourth quarter 2008 net revenues were primarily impacted by lower than anticipated at-once orders and higher than anticipated cancellations in the U.S. wholesale business as well as lower than anticipated web sales, resulting from the weaker retail environment. The impact to fourth quarter income from operations and diluted earnings per share was primarily driven by the lower than expected sales volumes.

Cash and cash equivalents are estimated to be approximately $100 million at December 31, 2008 compared with $40.6 million at December 31, 2007. The Company has approximately $25 million in borrowings outstanding under its $100 million revolving credit facility at December 31, 2008. Inventory at year-end, which includes approximately $15 million of running footwear to support the product launch on January 31, 2009, is expected to increase approximately 10% from the balance reported at December 31, 2007.

Kevin Plank, Chairman and CEO of Under Armour, Inc., stated, “We are a growth company, and we remain focused on developing and executing our strategy to deliver both near-term and long-term value for our shareholders. Our brand strength, connection with the consumer, and our demonstrated ability to generate excitement through the introduction of compelling performance products give us confidence in the opportunities ahead. Understanding the current environment, we will focus greater precision on cost management and prioritize our investments for the long-term growth of the Brand.”

Under Armour’s fourth quarter and full year financial results remain subject to additional closing procedures. The Company will report the final results of its fourth quarter ended December 31, 2008 on Thursday, January 29, 2009 at 7:00 a.m. ET. Under Armour management will host a conference call to discuss the results beginning at 8:30 a.m. ET. The Company’s financial results will be available online at http://investor.underarmour.com/results.cfm. The call will be webcast live at http://investor.underarmour.com/events.cfm and will be archived and available for replay approximately three hours after the live event until 5:00 p.m. on Thursday, March 5, 2009.

About Under Armour, Inc.

Under Armour® (NYSE: UA) is a leading developer, marketer, and distributor of branded performance apparel, footwear, and accessories. The brand’s moisture-wicking synthetic fabrications are engineered in many different designs and styles for wear in nearly every climate to provide a performance alternative to traditional natural fiber products. The Company’s products are sold worldwide and worn by athletes at all levels, from youth to professional, on playing fields around the globe. The Under Armour global headquarters is in Baltimore, Maryland, with European headquarters in Amsterdam’s Olympic Stadium, and additional offices in Denver, Hong Kong, Toronto, and Guangzhou, China. For further information, please visit the Company’s website at www.underarmour.com.

Forward Looking Statements

Some of the statements contained in this press release constitute forward-looking statements. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts, such as statements regarding our future financial condition or results of operations, our prospects and strategies for future growth, the development and introduction of new products, and the implementation of our marketing and branding strategies. In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “outlook,” “potential” or the negative of these terms or other comparable terminology. The forward-looking statements contained in this press release reflect our current views about future events and are subject to risks, uncertainties, assumptions and changes in circumstances that may cause events or our actual activities or results to differ significantly from those expressed in any forward-looking statement. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements, including, but not limited to: changes in general economic or market conditions that could affect consumer spending and the financial health of our retail customers; our ability to forecast and manage our growth effectively; our ability to develop and launch effectively new or updated products; our ability to accurately forecast consumer demand for our products; our ability to obtain the financing required to grow our business, particularly when credit and capital markets are unstable; increased competition causing us to reduce the prices of our products or to increase significantly our marketing efforts in order to avoid losing market share; changes in consumer preferences or the reduction in demand for performance apparel and other products; reduced demand for sporting goods and apparel generally; failure of our suppliers or manufacturers to produce or deliver our products in a timely or cost-effective manner; our ability to accurately anticipate and respond to seasonal or quarterly fluctuations in our operating results; our ability to effectively market and maintain a positive brand image; the availability, integration and effective operation of management information systems and other technology; our ability to attract and maintain the services of our senior management and key employees; and our ability to maintain effective internal controls. The forward-looking statements contained in this press release reflect our views and assumptions only as of the date of this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.